Exhibit 99.1

Armstrong World Industries, Inc. Acquires

Architectural Components Group, Inc.

LANCASTER, Pa., March 5, 2019 -- Armstrong World Industries, Inc. (NYSE: AWI) today announced that it has completed its acquisition of Architectural Components Group, Inc. (ACGI), an industry leader in custom wood ceilings and walls.  The acquisition further advances AWI’s strategy to sell into more spaces and sell more into every space by aggressively penetrating the Architectural Specialties segment with the broadest portfolio and capabilities on the market.  ACGI marks AWI’s third acquisition in the last twelve months.

ACGI is a premier designer and manufacturer of custom architectural specialty wood ceiling and wall solutions. ACGI capabilities and product solutions will complement and enhance AWI’s existing wood ceiling and wall solutions, and further strengthen AWI’s market-leading position in the category.  ACGI is located in Marshfield, Missouri and has annual revenues of approximately $35 million.

AWI CEO Vic Grizzle said, “ACGI has been on our radar for some time and at the top of our acquisition target list. We are extremely pleased to have them join the AWI family. The business is recognized among architects, designers and end-users as one of the leading wood product companies in our industry. Wood ceilings and walls is a double-digit growth category for AWI, and we plan to build upon ACGI’s solid foundation.”

AWI Ceilings and Walls SVP Charlie Chiappone added, “This business is truly one of the gems in our industry. Their innovative, leading-edge designs have unique attributes that architects want to specify and owners want to install. ACGI and their high-performing employees bring wood competencies and capabilities that, when combined with the Armstrong brand strength and market reach, will establish an industry-leading capability in the fast-growing wood ceiling and wall market.  ACGI will become the cornerstone of AWI’s center of excellence for our wood product portfolio.”

AWI will service all of their wood products out of the acquired Missouri facility and through existing distribution channels.  AWI funded the acquisition with available cash.  Financial terms of the transaction were not disclosed.

For more information, visit www.armstrongceilings/acgi

About Armstrong World Industries
Armstrong World Industries, Inc. (NYSE:AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions.

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